Exhibit 99.1

FOR IMMEDIATE RELEASE – July 14, 2003

Contacts:	Mr. William J. Jessie President and Chief Operating Officer (606) 929-1256

Ashland, Kentucky – Kentucky Electric Steel, Inc. (the “Company”) today announced that it has signed a definitive agreement (the “Agreement”) for the purchase by KES Acquisition Company, LLC (“KES Acquisition”) of substantially all of the Company’s assets. KES Acquisition is a newly formed limited liability company the principal members of which are Libra Securities Holdings, LLC and certain of its institutional clients.

        KES Acquisition will pay an aggregate of $2,998,414 at the closing of the transaction. KES Acquisition may also, at their election, assume at closing certain future contractual obligations of the Company. The closing of the transaction is subject to customary conditions, including Bankruptcy Court approval. The transaction is also subject to higher or better bids for the Company’s assets, which may be obtained at an auction to be held on August 13, 2003, pursuant to Bankruptcy Court procedures. The Company has the right to accept a higher and better bid which might be received at the auction and terminate the Agreement with KES Acquisition, subject to payment of a break-up fee. In addition, KES Acquisition has the right to terminate the Agreement under certain circumstances set forth in the Agreement.

        The Company does not anticipate that any proceeds from the disposition of its assets to KES Acquisition will be distributed to its general unsecured creditors or its stockholders. The Company intends to promptly file a liquidating plan of reorganization.

        As previously reported, a shut down of the Company’s production facilities has been implemented and on February 5, 2003, the Company filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Kentucky with the stated intention to facilitate the orderly sale of its assets.

        This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to economic uncertainty, the effects of vigorous competition, the impact of technological change on the steel business, and regulatory risks.